SECOND AMENDED FORBEARANCE AGREEMENT

       THIS SECOND AMENDED FORBEARANCE AGREEMENT (the "Agreement") is made effective as of September 28, 2010 by and among BANK OF AMERICA, N.A., a national banking association, as successor by merger to LaSalle Bank National Association (the "Lender"), ZANETT, INC., a Delaware corporation ("Zanett") and ZANETT COMMERCIAL SOLUTIONS, INC., a Delaware corporation ("ZCS"; Zanett and ZCS are each individually, a "Borrower" and collectively, the "Borrowers").

                                   BACKGROUND

       A.	Borrowers and Lender have previously entered into a certain Loan and Security Agreement dated December 21, 2006, as amended by (i) that certain First Amendment and Modification to Loan and Security Agreement and Other Loan Documents dated May 31, 2007, (ii) that certain Second Amendment and Modification to Loan and Security Agreement dated
       November 14, 2007, (iii) that certain Third Amendment and Modification to Loan and Security Agreement dated March 17, 2008, (iv) that certain Fourth Amendment and Modification to Loan and Security Agreement dated September 17, 2008, (v) that certain Fifth Amendment and Modification to Loan and Security Agreement dated January 22, 2009 and (vi) that certain Sixth Amendment and Modification to Loan and Security Agreement dated December 21, 2009 (as amended, the "Loan Agreement"), pursuant to which, inter alia, Lender agreed to extend to Borrowers a certain revolving credit facility subject to the terms and conditions set forth therein.
       B.	Bruno Guazzoni and Lender have previously entered into a certain
       Subordination Agreement dated December 21, 2006 (the "Subordination Agreement"), pursuant to which, inter alia, Bruno Guazzoni subordinated the Junior Debt to the Senior Debt (as both such terms are defined in the Subordination Agreement).
       C.	Pursuant to that certain letter from Lender to Borrowers dated
       June 8, 2010 (the "Default Letter"), Lender notified Borrowers in writing of the existence of certain events of default under the Loan Agreement (the "Existing Defaults").
       D.	In addition to the Existing Defaults, the following additional
       Events of Default exist under the Loan Agreement:
       	(a)	The Contract Term under the Loan Agreement expired on June
       21, 2010 and the Borrowers have failed to repay the Liabilities in full on such date; and
       	(b)	Failure of the Borrowers to maintain a Fixed Charge
       Coverage Ratio of not less than 1.25 to 1 as of March 31, 2010, collectively, the "New Defaults" and together with the Existing Defaults, the "Defaults".
       E.	As a result of the existence of the Defaults, the Borrowers and
       Lender entered into a Forbearance Agreement dated on or about June 21, 2010 (the "Forbearance Agreement"). Under the terms of the Forbearance Agreement, the Lender agreed to forbear from taking action against the Borrowers through July 21, 2010 provided no events of default other than the Defaults existed and provided no event of default under the Forbearance Agreement occurred. The term of the Forbearance Agreement expired and the parties hereto entered into a First Amended Forbearance Agreement dated July 21, 2010 which expired on August 21, 2010. The parties hereto wish to enter into this Second Amended Forbearance Agreement which will expire on October 31, 2010.
       F.	At Borrowers' request, Lender has agreed to enter into this
       Agreement, inter alia, to (i) ratify and confirm the respective obligations and liabilities of Borrowers to Lender under the Loan Documents, (ii) reaffirm, ratify and continue Lender's liens on, and security interests in, the assets of Borrowers, and (iii) set forth the terms and conditions under which Lender will forbear from exercising and enforcing the rights available to Lender under the Loan Documents as a result of the Defaults.

       NOW, THEREFORE, in consideration of foregoing premises and intending to be legally bound hereby, the parties hereto agree as follows:

                                      TERMS

       1. CAPITALIZED TERMS.  For purposes of this Agreement:
              (a) "Code" means the Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania and any other applicable jurisdiction, as the same may be amended from time to time.
              (b) "Collateral" means all real, personal, tangible and intangible property of any Borrower pledged and/or granted to
       Lender as security for the Liabilities.
              (c) "Documents" means the Loan Documents, the Other Agreements and the Forbearance Documents.
              (d) "Forbearance Documents" means the Forbearance Agreement, the First Amended Forbearance Agreement and this Agreement and all other documents executed and delivered in connection with this Agreement.
       All other capitalized terms used herein and not otherwise defined herein shall have the meanings set forth for such terms in the Loan Agreement.
       2. CONFIRMATION OF BACKGROUND. Borrowers hereby ratify, confirm and acknowledge that the statements contained in the foregoing Background are true and complete and that the Documents are valid, binding and in full force and effect as of the date hereof and fully enforceable against Borrowers in accordance with the terms thereof. Borrowers further acknowledge and agree that nothing contained in this Agreement shall be deemed to impair, reduce or release in any manner whatsoever any of the obligations or liabilities of Borrowers under the Documents.
       3. GENERAL ACKNOWLEDGMENTS. Borrowers hereby acknowledge and agree as follows:
              (a) They are currently in default of their obligations under the Loan Documents as a result of the occurrence of the Defaults, and hereby waive any requirement for any further notice or demand from Lender in connection therewith;
              (b) As a result of the Defaults, the Lender has the right to declare the entire principal balance of the Loans and all other Liabilities due and payable and exercise all of its rights and remedies under the Loan Documents;
              (c) Neither this Agreement nor any other agreement entered into in connection herewith or pursuant to the terms hereof shall be deemed or construed to be a compromise, satisfaction,
       reinstatement, accord and satisfaction, novation or release of any of the Documents or any rights or obligations thereunder, or a waiver by Lender of any of its rights under the Documents  or at law or in equity;
              (d) As a result of the Defaults, Lender has no further
       obligation to advance any additional monies under the Loan
       Agreement;
              (e) Neither this Agreement nor any other agreement executed in connection herewith or pursuant to the terms hereof, nor any actions taken pursuant to this Agreement or such other agreement shall be deemed to cure any of the Defaults or any other events of default which may exist under the Documents or to be a waiver by the Lender of the Defaults or any other existing defaults or events of default under the Documents or of any rights or
       remedies in connection therewith or with respect thereto, it being the intention of the parties hereto that the obligations of Borrowers with respect to the Documents are and shall remain in full force and effect;
              (f) All liens, security interests, rights and remedies granted to the Lender in and under the Documents are hereby renewed, confirmed and continued, and shall also secure the performance by Borrowers of their respective obligations hereunder; and
              (g) If at any time a payment or payments made by any Borrower on any part of the Liabilities are subsequently invalidated, declared to be fraudulent or preferential, and are set aside or are required to be repaid to a trustee, receiver or any other person or entity under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Liabilities intended to be satisfied shall be revived and continued in full force and effect as if such payment or payments had not been made.
       4. CHALLENGE TO ENFORCEMENT.  Borrowers acknowledge and agree that none of them have any defense, set-off, counterclaim or challenge against the payment of any sums owing under the Documents or any other Liabilities, or the enforcement of any of the terms or conditions thereof.
       5. CONFIRMATION OF EXISTING INDEBTEDNESS.  Borrowers hereby acknowledge and agree that as of the close of business as of September 27, 2010 the principal balance outstanding under the Loans was $4,420,866.20. Borrowers hereby acknowledge and agree that all sums described in this Section 5 are validly and duly owing to Lender.
       6. FORBEARANCE. Lender hereby agrees to forbear from exercising the rights and remedies available to it as a result of the Defaults, during the forbearance term (the "Forbearance Term") which shall expire on the earlier of (a) the occurrence of any Event of Default (other than the Defaults) under any of the Documents, or (b) October 31, 2010. The occurrence of any of the foregoing shall immediately operate to terminate the Lender's agreement to forbear hereunder. Upon such termination, Lender shall have no further obligations to forbear under the Documents, and may exercise any and all rights and remedies available to it under the Documents, at law or in equity.
       7. MODIFICATION TO CERTAIN TERMS OF THE LOAN AGREEMENT.
              (a) Change in Advance Rate. Section 2(a)(i) of the Loan Agreement is modified to read in its entirety as follows:
                      (i) Sixty-two and one-half percent (62.5%) of the face amount of Borrowers' then Existing Eligible Accounts;
              (b) The definition of "Maximum Revolving Loan Limit" shall mean $5,000,000;
              (c) Section 2(e) captioned "Increase of the Maximum Revolving Loan Limit" is hereby deleted in its entirety.
       8. FEE. As a condition for Lender entering into this Agreement, Borrowers agree to pay to Lender a fee of $30,000 which shall be deemed fully earned upon Lender's execution of this Agreement and shall be due and payable on the date hereof. Lender is hereby irrevocably authorized to deduct such payments from any account of any Borrower maintained with Lender or to advance sums under Loan Agreement the without further notice to Borrowers to pay such fee.
       9. COVENANTS AND CONDITIONS.   Except with the written consent of
       Lender, Borrowers will comply and Lender's agreement to forbear contained herein is expressly contingent upon the following:
              (a) Forbearance Documents. Borrowers and all other required persons and entities will have executed and delivered to Lender the Forbearance Documents.
              (b) Representations and Warranties. All representations and warranties of Borrowers set forth in the Documents will be true at and as of the date hereof, except as such representations and warranties may have been affected by the Defaults.
              (c) No Default. No condition or event shall exist or have occurred which would constitute a default hereunder (or would, upon the giving of notice or the passage of time or both,
       constitute such a default) other than the Defaults.
              (d) Other Information.   With reasonable promptness, Borrowers
       shall deliver or cause to be delivered to Lender, all such other data and information in respect of the condition, operation and affairs of Borrowers as Lender may request from time to time.
       10. REPRESENTATIONS AND WARRANTIES. In consideration of the forbearance extended herein by Lender, Borrowers hereby, jointly and severally, represent and warrant, which representations and warranties that shall survive until all Liabilities and all other obligations of the Borrowers to Lender are paid and satisfied in full, as follows:
              (a) All representations and warranties of Borrowers set forth in the Loan Documents and the Other Agreements are true and complete as of the date hereof, except as such representations and warranties may have been affected by the Defaults.
              (b) No condition or event exists or has occurred which would constitute an Event of Default under the Documents or the Other Agreements (or would, upon the giving of notice or the passage of time, or both constitute an Event of Default) other than the Defaults.
              (c) The execution and delivery of this Agreement by Borrowers and all documents and agreements to be executed and delivered pursuant to the terms hereof:
                      (i) has been duly authorized by all requisite corporate action by Borrowers;
                      (ii) will not conflict with or result in the breach of or constitute a default (upon the passage of time, delivery of notice or both) under any Borrower's Articles of Incorporation, By-Laws (if applicable), or any applicable statute, law, rule, regulation or ordinance or any indenture, mortgage, loan or other document or agreement to which any Borrower is a party or by which any of them is bound or affected; and
                      (iii) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of any Borrower, except liens in favor of the Lender or as permitted hereunder or under the Loan Documents.
       11. CERTAIN FEES, COSTS, EXPENSES AND EXPENDITURES. Borrowers will pay all of the Lender's expenses in connection with the review, preparation, negotiation, documentation and closing of this Agreement and the consummation of the transactions contemplated hereunder, including without limitation, costs and fees and expenses of counsel retained by Lender and all fees related to filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated. Nothing contained herein shall limit in any manner whatsoever Lender's right to reimbursement under any of the Documents or Other Agreements.
       12. DEFAULTS. Occurrence of any one or more of the following shall constitute a default hereunder and under each of the Forbearance
       Documents:
              (a) Any default or event of default or failure of the Borrower to comply with any of the terms of the Documents, or any event which, with the giving of notice or passage of time or both, would constitute a default or event of default thereunder, other than the Defaults;
              (b) Any representation or warranty of any Borrower in any of the Documents is discovered to be untrue in any material respect or any statement, certificate or data furnished by any Borrower pursuant hereto is discovered to be untrue in any material respect as of the date as of which the facts therein set forth are stated or certified.
       13. RELEASE AND INDEMNIFICATION. In order to induce Lender to enter into this Agreement, Borrowers do hereby agree as follows:
              (a) Release. Each Borrower hereby fully, finally and forever acquits, quitclaims, releases and discharges Lender and its officers, directors, employees, agents, successors and assigns of and from any and all obligations, claims, liabilities, damages, demands, debts, liens, deficiencies or cause or causes of action to, of or for the benefit (whether directly or indirectly) of any Borrower, at law or in equity, known or unknown, contingent or otherwise, whether asserted or unasserted, whether now known or hereafter discovered, whether statutory, in contract or in tort, as well as any other kind or character of action now held, owned or possessed (whether directly or indirectly) by any Borrower on account of, arising out of, related to or concerning, whether directly or indirectly, proximately or remotely (i) the negotiation, review, preparation or documentation of the Documents or any other documents or agreements executed in connection therewith, (ii) the administration of the Documents,
       (iii) the enforcement, protection or preservation of Lender's rights under the Documents, or any other documents or agreements executed in connection therewith, (iv) any action or inaction by Lender in connection with any such documents, instruments and agreements, and (v) any of the transactions contemplated under the Documents (the "Released Claims").
              (b) Covenant Not to Litigate. In addition to the release contained above, and not in limitation thereof, each Borrower does hereby agree that it will never prosecute, nor voluntarily aid in the prosecution of, any action or proceeding relating to the Released Claims, whether by claim, counterclaim or otherwise.
              (c) Transfer of Claims. If, and to the extent that, any of the Released Claims are, for any reason whatsoever, not fully, finally and forever released and discharged pursuant to the terms above, each Borrower does hereby absolutely and unconditionally grant, sell, bargain, transfer, assign and convey to Lender all of the Released Claims and any proceeds, settlements and distributions relating thereto.
              (d) Indemnification. Each Borrower expressly agrees to indemnify and hold harmless Lender and its officers, directors, employees, agents, successors and assigns, of and from any and all obligations, losses, claims, damages, liabilities, demands, debts, liens, costs and expenses of Lender and its officers, directors, employees, agents, successors and assigns that may be asserted by, or may arise out of, whether directly or indirectly, proximately or remotely, any investigation, litigation, or other proceedings initiated, undertaken or joined in by any Borrower or any other third party (including, without limitation, any employee, agent, personal representative, heir, executor, successor or assign of any Borrower) in connection with (i) the negotiation, review, preparation or documentation of the Documents or any other documents or agreements executed in connection with the Liabilities, or any of them, (ii) the administration of the Documents; (iii) the enforcement, protection or preservation of Lender's rights under the Documents or any ocuments or agreements executed in connection with the Liabilities, or any of them, (iv) the validity, perfection or enforceability of the Documents, (v) any action or inaction by Lender in connection with any of the foregoing, and (vi) the transactions contemplated under the Documents.
       Each Borrower acknowledges that the foregoing is intended to be a general release with respect to the matters described therein. Each Borrower expressly acknowledges and agrees that the waivers and releases contained in this Agreement shall not be considered as an admission of and/or the existence of any claims of any Borrower against Lender. Each Borrower further acknowledges that, to the extent that any such claims may exist, they are of a speculative nature so as to be incapable of objective valuation and that, to the extent that any such claims may exist and may have value, such value would constitute primarily "nuisance" value or "leverage" value in adversarial proceedings between any Borrower and Lender. In any event, each Borrower hereby acknowledges and agrees that the value to any Borrower of this Agreement and of the covenants and agreements on the part of Lender contained in this Agreement substantially and materially exceeds any and all value of any kind or nature whatsoever of any claims or iabilities waived or released by Borrowers hereunder.
       14. NO COURSE OF DEALING.
              (a) Termination of Waivers. Borrowers hereby acknowledge and agree that effective as of the date hereof any waiver or implied waiver by Lender of any obligation or covenant of any Borrower under the Forbearance Documents is expressly terminated and rescinded (except as expressly provided herein to the contrary) and that Borrowers are obligated to, and are expected by Lender to, strictly perform and comply with all of such obligations and covenants as provided in the Forbearance Documents.
              (b) Future Forbearance. Nothing contained herein shall be deemed to obligate Lender to enter into any other forbearance agreements, to extend to Forbearance Term or to waive any Events of Default.
       15. WAIVERS. In connection with any proceedings hereunder or in connection with any of the Liabilities, including without limitation any action by Lender in replevin, foreclosure or other court process or in connection with any other action related to the Liabilities or the transactions contemplated hereunder, each Borrower waives:
              (a) all errors, defects and imperfections in such proceedings;
              (b) all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered in connection with the Liabilities or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;
              (c) all rights to inquisition on any real estate, which real estate may be levied upon pursuant to a judgment obtained in connection with any of the Liabilities and sold upon any writ of execution issued thereon in whole or in part, in any order desired by Lender;
              (d) presentment for payment, demand, notice of demand, notice of nonpayment, protest and notice of protest of any of the Liabilities;
              (e) any requirement for bonds, security or sureties required by statute, court rule or otherwise;
              (f) any demand for possession of any collateral prior to commencement of any suit;
              (g) any right to require or participate in the marshaling of any Borrower's assets;
              (h) any notice or demand from Lender with respect to any Borrower's obligations under the Loan Documents;
              (i) all benefits under present and future laws permitting termination of any Borrower's obligations by delivery of notice or otherwise, other than by performance of all of such Borrower's obligations owed to Lender; and
              (j) all rights to claim or recover attorney's fees and costs in the event that any Borrower is successful in any action to remove, suspend or prevent the enforcement of a judgment entered by confession.
       16. WAIVER OF RIGHTS UNDER THE CODE. Each Borrower hereby waives and renounces such Borrower's:
              (a) rights under Section 9-611 of the Code to notification of time and place of any public sale or the time after which any private sale or other disposition of any collateral is to be made;
              (b) rights under Sections 9-620 and 9-621 of the Code to notification of Lender's proposal to retain any collateral in satisfaction of the Liabilities; and
              (c) rights under Section 9-623 of the Code to redeem any collateral by tendering fulfillment of all obligations secured by such collateral.
       Borrowers further agree that disposition of any collateral by Lender at any auction performed by a duly licensed auctioneer regularly engaged in the sale by auction is a sale in conformity with reasonably commercial practices and disposition at such auction is a commercially reasonable disposition in accordance with Section 9-610 of the Code.
       17. CONFESSION OF JUDGMENT. EACH BORROWER HEREBY AUTHORIZES AND EMPOWERS ANY ATTORNEY OR THE PROTHONOTARY OR CLERK OF ANY COURT IN THE COMMONWEALTH OF PENNSYLVANIA, OR IN ANY OTHER JURISDICTION WHICH
       PERMITS THE ENTRY OF JUDGMENT BY CONFESSION, TO APPEAR FOR SUCH
       BORROWER AT ANY TIME IN ANY ACTION BROUGHT AGAINST SUCH BORROWER HEREUNDER OR UNDER THE FORBEARANCE DOCUMENTS AT THE SUIT OF LENDER,
       WITH OR WITHOUT COMPLAINT OR DECLARATION FILED, WITHOUT STAY OF EXECUTION, AS OF ANY TERM OR TIME, AND THEREIN TO CONFESS OR ENTER JUDGMENT AGAINST SUCH BORROWER FOR THE ENTIRE AMOUNT OF THE LIABILITIES TOGETHER WITH AN ATTORNEY'S COLLECTION COMMISSION OF FIFTEEN PERCENT (15%) OF THE AGGREGATE AMOUNT OF THE FOREGOING SUMS, BUT IN NO EVENT LESS THAN $5,000.00; AND FOR SO DOING THIS AGREEMENT OR A COPY HEREOF VERIFIED BY AFFIDAVIT SHALL BE A SUFFICIENT WARRANT. THE AUTHORITY GRANTED HEREIN TO CONFESS JUDGMENT SHALL NOT BE EXHAUSTED BY ANY EXERCISE THEREOF BUT SHALL CONTINUE FROM TIME TO TIME AND AT ALL TIMES UNTIL PAYMENT IN FULL OF ALL THE LIABILITIES.
       18. TIME OF ESSENCE.  Time is of the essence of this Agreement.
       19. INCONSISTENCIES. To the extent of any inconsistencies between the terms and conditions of this Agreement and the terms and conditions of the other Documents or Other Agreements, the terms and conditions of this Agreement shall prevail. Specifically, all terms and conditions of the Loan Documents or Other Agreements, including the Forbearance Documents, not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrowers.
       20. BINDING EFFECT. This Agreement and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns. All obligations of the Borrowers under this Agreement and the other Forbearance Documents are the joint and several obligations of each Borrower.
       21. SEVERABILITY. The provisions of this Agreement and all other Forbearance Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.
       22. NO THIRD PARTY BENEFICIARIES. The rights and benefits of this Agreement and the Forbearance Documents shall not inure to the benefit of any third party.
       23. HEADINGS. The headings of the Articles, Sections, paragraphs and clauses of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.
       24. COUNTERPARTS FACSIMILE SIGNATURES. This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Any signature delivered via facsimile shall be deemed an original signature hereto..
       25. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto concerning the subject matter set forth herein and supersedes all prior or contemporaneous oral and/or written agreements and representations not contained herein concerning the subject matter of this Agreement.
       26. RESULTS OF NEGOTIATION. Borrowers acknowledge that they have been represented by counsel in connection with the execution and delivery of this Agreement and that the terms and conditions of this Agreement are the result of negotiation between the parties hereto. Borrowers further acknowledge that they have knowingly (a) waived their right to (i) be heard prior to the entry of a judgment by confession and understand that, upon such entry, such judgment shall become a lien on all real property of Borrowers in the county where such judgment is entered; (ii) trial by jury; and (iii) certain other rights as set forth in detail above, and (b) consented to relief from the automatic stay. Borrowers acknowledge that such waivers and consents constitute a material inducement for Lender to enter into this Agreement and they have been fully advised of the consequences of such provisions by their counsel.

	IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the day and year first above written.

BORROWERS:

       ZANETT, INC.
       By:      Dennis Harkins
       Name:    /s/Dennis Harkins
       Title:   CFO

       ZANETT COMMERCIAL SOLUTIONS, INC.
       By:      Dennis Harkins
       Name:    /s/Dennis Harkins
       Title:   Officer

       LENDER:

       BANK OF AMERICA, N.A., a national banking association, as successor by merger to LaSalle Bank National Association
       By:      Richard J. Preskenis
       Name:    /s/Richard J. Preskenis
       Title:   Vice President